Fathom Holdings Inc.

Third Quarter 2025 Earnings Call

11 November 2025

C O R P O R A T E P A R T I C I P A N T S

Marco Fregenal, Chief Executive Officer, President, Principal Financial Officer, Principal Accounting Officer and Director

Daniel Weinmann, Senior Vice President, Finance

C O N F E R E N C E C A L L P A R T I C I P A N T S

Dillon Heslin, Roth Capital Partners

P R E S E N T A T I O N

Operator

Good afternoon, and welcome to Fathom Holdings’ Third Quarter 2025 Conference Call. Joining us today is the Company's President and CEO, Marco Fregenal; and Senior Vice President of Finance, Daniel Weinmann.

At this time, all participants are in a listen-only mode. A question-and-answer session will follow the formal presentation. If anyone should require Operator assistance during the conference, please press star, zero on your telephone keypad.

Please note, this conference is being recorded.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.
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Before I turn things over to Management, I want to remind listeners that today's call may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to numerous conditions, many of which are beyond the Company's control, including those outlined in the risk factors section of the Company's Form 10-K for the year and ended December 31, 2024, and other company filings made with the SEC, copies of which are available on the SEC's website at www.sec.gov. As a result of those forward-looking statements, actual results could differ materially. Fathom undertakes no obligation to update any forward-looking statements after today's call, except as required by law.

Please also note that during this call, Management will be discussing Adjusted EBITDA, which is a non-GAAP financial measure, as defined by SEC Regulation G. A reconciliation of this non-GAAP financial measure to the most directly comparable GAAP measure is included in today's press release, which is now posted on Fathom's website.

With that, I'll turn the call over to Fathom's President and CEO, Marco Fregenal. Please go ahead, sir.

Marco Fregenal

Thank you, Operator, and good afternoon, everyone, and welcome to Fathom Holdings’ third quarter 2025 conference call.

Before we begin, today is a very special day, as it is Veterans Day. It is the day that we have an opportunity to thank and show gratitude to those who have served and continue to serve our great country. Let us also thank their families, as we all know that when someone serves, the entire family serves. So, thank you all for all you do. We are sincerely grateful.

Let us begin by highlighting some of our accomplishments this quarter, then move to the broader market outlook and our plans for 2026. The third quarter marked another significant step forward for Fathom. We delivered 37.7% year-over-year revenue growth, nearly doubling the analysts' expectations of an increase of 20%, and achieved another quarter of Adjusted EBITDA profitability. These results highlight our financial continued ability to execute our strategy, maintain operational discipline, and capture growth across both our core brokers and fast-growing ancillary businesses.

Our agent base continues to expand at a healthy pace, growing 24% year-over-year to more than 15,300 licensed agents, supported by our lowest turnover in recent years, averaging just 1% of agents per month in Q3, far below the industry average. As we move forward, we remain focused on attracting and empowering high-performing agents who leverage our programs and technology to maximize productivity and earnings.

Our ongoing investments in Tools, Technology, and Coaching are helping agents convert more leads, close more transactions, and build stronger, more sustainable businesses. Every initiative is designed to elevate agent success, deepen engagement, and improve retention. These investments not only reinforce our reputation as one of the most agent-centric brokerages in the industry but also drive our long-term revenue growth and profitability.

Gross profit for the quarter increased by more than $2.7 million to over $9.6 million, representing a 38.5% year-over-year increase. What's most significant is that over 50% of that increase in gross profit flowed directly to EBITDA. This demonstrates the power of our operating model and disciplined expense management. We're not just growing revenue; we're converting that into real earnings.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.
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We have reached an inflection point where each additional dollar of gross profit now contributes more to our bottom line. This is the result of years of investment in technology, efficiency, and scale. And it's to prove there are models working exactly as designed. As we continue to grow, we expect this leverage to expand further, driving sustained profitability growth, and creating meaningful long-term value for our shareholders.

Turning to our ancillary businesses, we continue to see strong momentum across Mortgage, Title, and Technology. Our Mortgage company Encompass Lending increased revenues by 20.7% and achieved Adjusted EBITDA of about $160,000 for the quarter, which is a clear sign that our strategic investments in process automation and loan office productivity are paying off. Verus Title, our title business, delivered 28.6% revenue growth while our technology segment posted an 18% increase.

It is important to highlight that our ancillary business transactions generate gross profit that are seven to ten times higher than those of our real estate transactions. That margin advantage makes them powerful growth catalysts for future profitability. Expanding these segments enable us to capture greater share of the real estate transaction value chain and strengthen our overall earnings. As these businesses continue to scale, they're becoming increasingly meaningful drivers for both margin expansion and long-term shareholder value.

As we enter the fourth quarter, growth is accelerating with file starts for both our Mortgage and Title businesses up more than 60% compared to the same period last year. We anticipate these growth rates to continue. This surge reflects the strong alignment between our real estate network and our ancillary services as agents increasingly refer clients to our Mortgage and Title companies for more seamless transaction experience.

Growth in these areas reflect our ability to deliver complementary services that simplify the real estate transaction process. As transactions become increasingly complex, both agents and clients are seeking solutions that streamline closings, improve efficiency, and enhance the overall experience. We're also beginning to see tangible returns from our technology investments.

For example, Verus Title successful expansion into Arizona and Alabama demonstrates our ability to replicate success in new markets. These expansions are a key part of our strategy to increase growth. At the same time, our local efforts to build strong relationships, improve attach rates, further accelerate revenue per transaction, and strengthening our overall value proposition for both agents and their clients.

We are leveraging our proprietary technology to unlock new high-margin revenue streams. The recent IntelliAgent licensing agreement with sovereign partners underscores the scalability of our platform and the strong demand for our technology beyond our own agent network. By combining IntelliAgent platform with our technology-enabled services, real estate companies can significantly boost profitability, a result we have already seen at My Home Group and sovereign partners.

Looking ahead, we estimate that there are more than 18,000 small to mid-sized brokerages that could substantially improve their financial performance by adopting IntelliAgent platform, highlighting a significant growth opportunity for Fathom. These kinds of opportunities validate our innovative and reinforce Fathom's position as a forward-thinking leader in the Real Estate industry.

Now, let's talk about Elevate, which we believe will be a meaningful growth driver for both for Fathom in 2026 and beyond. For those less familiar, Elevate is our concierge-level growth program designed to help

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agents dramatically increase productivity and earnings through done-for-you branding and marketing, lead generation and conversion, transaction support, and coaching, all offered at a competitive 20% commission split. It's a complete business-building platform that allows agents to focus on clients while Fathom handles the back-office complexity.

Think about it in this way. For the same 20% commission that an agent might pay to another broker simply to hang their license, that same agent at Fathom gains a full-service Concierge team that is dedicated to help them grow their business. Elevate delivers tremendous value to agents while simultaneously improving Fathom's retention, productivity, and profitability, as the gross profit for an Elevate transaction is on average five times higher. As more agents join the program, we expect to see measurable increases in closed transactions, overall revenue per agent.

This program not only strengthens our competitive advantage but also creates a scalable pathway to higher margin growth well into the future. We have already onboarded over 165 agents to Elevate with another 45 agents in the pipeline, and adoption is accelerating. Elevate is a perfect example of how our programs help agents maximize profitability while reclaiming their time. By combining best-in-class tools, coaching, and technology, Elevate enhances performance, deepens engagement across our network, which in turn drives higher tax rates and greater adoption of our broader platform.

Beyond Elevate, we also launched several new growth initiatives in recent months. First, we recently announced the acquisition of START Real Estate, a firm dedicated to serving first-time home buyers. START, headquartered in Colorado, with approximately 70 agents, is on track to close roughly 400 transactions this year, delivering a 50% gross margin and a mortgage-attached rate of 70%. With our size and their strategy, we have already begun expanding START into other markets, including Utah, Arizona, and Nevada, and with a broader plan to enter more than 15 states over next year. This expansion is expected to generate over 1,500 additional transactions next year, while sustaining both strong margins and high mortgage-attachment rates. Ultimately, our goal is to launch START in every state, positioning Fathom to capture an important share of the first-time home buyer market and drive meaningful revenue and EBITDA growth.

Second, we're expanding the Real Results Team, our Lead Generation and Qualification program. After proving highly effective within the Elevate program, Real Results is now being rolled out Company-wide to help agents access vetted, high-quality leads. This program shortens sales cycles, boosts conversion rates, and drives higher productivity, all while creating a more scalable growth engine for the Company.

Third, we established a strategic partnership with ByOwner, providing Fathom with access for the first-sell ByOwner market, which currently represents approximately 6% of all U.S. homes listings. ByOwner tracks over 500,000 visitors per month across its two websites, including buyers, sellers, and renters. Analysts estimate that approximately 20% of first-sell ByOwner listings eventually convert to full-service representation, which creates a significant opportunity for our agents. Through this partnership, ByOwner will refer motivated sellers and buyers to the Fathom network of agents and lenders, extending our reach and creating additional valuable growth channels.

Collectively, these initiatives demonstrate our commitment to delivering measurable results for our agents and customers. By continually enhancing our technology platform and forming strategic partnerships, we are improving efficiency, simplifying transactions, and creating sustainable, diversified growth opportunities. As you can see, our investment of human resources and capital into strategy is translating to consistent operational execution, stronger engagement across our agent base, and accelerating contributions from our ancillary businesses.

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With that momentum, let me turn it over to Daniel Weinman, our Senior Vice President of Finance, who will walk through the financial results and provide additional insight into segment performance and the profitability trends. Daniel?

Daniel Weinmann

Thank you, Marco. I'll begin with our financial results for the third quarter of 2025 and then provide a breakdown of performance by business segment.

For the third quarter of 2025, total revenue was $115.3 million, a 37.7% increase year-over-year compared to $83.7 million for the third quarter of 2024. The increase was driven by a 39% increase in brokerage revenue, reflecting higher agent production and continued expansion of our brokerage network. In addition, our Mortgage and Technology segments contributed modest year-over-year growth, including the initial contribution from new third-party licensing fees within our technology platform.

Gross profit increased 39.1% in the third quarter of 2025 compared to the same period in 2024, primarily driven by higher transaction volume and revenue growth. Gross profit margin remained consistent at 8.3% for both periods, reflecting pricing stability and cost discipline as increases in agent-related commissions and cost of revenue scaled proportionally with revenue growth. Technology and Development expenses were $1.8 million for the third quarter of 2025 compared to $1.7 million for the same period in 2024. The $100,000 increase reflects continued investment in our Technology platforms, including new capabilities within IntelliAgent and enhancements to our Elevate program.

General and administrative expenses totaled $8.3 million for the third quarter of 2025 compared to $8.1 million for the same period in 2024. The $200,000 increase reflects modest increases in personnel and administrative support costs while the Company continued to discipline spending across the organization.

Marketing expenses were $1 million for the third quarter of 2025 compared to $1.4 million for the same period in 2024, primarily due to a shift towards more efficient conversion-focused marketing channels and reduced broad-based advertising spend.

Our GAAP net loss for the third quarter of 2025 was $4.4 million or $0.15 per share compared to a net loss of $8.1 million or $0.40 per share for the third quarter of 2024. The improvement in net loss was primarily driven by higher revenue and operating leverage in the current period, as well as the absence of approximately $3.1 million in litigation contingency expense recognized in the prior year quarter, partially offset by $2 million in litigation contingency expense recognized in third quarter of 2025.

Adjusted EBITDA, a non-GAAP measure was $6,000 for the third quarter of 2025 compared to a negative $1.4 million for the same period in 2024. The improvement was primarily driven by higher revenue and improved operating leverage as the increase in transaction volume resulted in a proportionate increase in gross profit. In addition, lower marketing spend and continued cost discipline contributed to the improvement in Adjusted EBITDA year-over-year.

I will now walk through the results of our individual business segments in more detail. We will start with Brokerage. Revenue for the Brokerage segment was $109.2 million for the third quarter of 2025, an increase of 39% compared to the prior period, primarily driven by the addition of My Home Group, which was acquired in November 2024 and contributed significantly to transaction volume and commission income. The increase also reflects modest organic growth from our existing agent base supported by expanded market coverage.

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We ended the quarter with 15,371 agent licenses, an increase of 24.1% compared to 12,383 in the same period of 2024, driven primarily by the addition of agents from My Home Group as well as continued success in attracting and retaining agents through competitive commission structures, enhanced support services, and targeted recruitment efforts.

Gross profit margin for the Brokerage segment was 6% for the third quarter of 2025, consistent with the prior year period as higher transaction volumes from the addition of My Home Group and modest organic growth were offset by a proportional increase in commission expense and other agent-related costs, resulting in stable margins year-over-year. Adjusted EBITDA for the Brokerage segment increased by 100% to $1.6 million for the third quarter of 2025, an increase of approximately $800,000 compared to the same period in 2024, primarily driven by higher revenue and ongoing cost management initiatives.

Our Mortgage business, the revenue for the Mortgage segment was $3.5 million for the third quarter of 2025 compared to $2.9 million in the prior year period. The increase was primarily due to higher funded loan volume supported by a more favorable interest rate environment and increased buyer activity. Adjusted EBITDA for the Mortgage segment was $161,000 for the third quarter of 2025 compared to a loss of $319,000 in the same period of 2024. The improvement was primarily driven by higher funded loan volume and improved operating leverage as increased revenue flowed through while fixed operating costs remained relatively consistent year-over-year.

Next, our Title business. Verus Title revenue was $1.8 million for the third quarter of 2025, an increase of 28.6% compared to $1.4 million in the same period of 2024, driven by strong organic growth from increased order volumes, the expansion of relationships with existing agents and agent walkovers. Additionally, contributions came from targeted marketing initiatives and process enhancement that improved closing efficiency and capacity. Adjusted EBITDA for Verus Title was a loss of $191,000 for the third quarter of 2025 compared to a loss of $92,000 in the same period of 2024. Despite a 28.6% increase in revenue year-over-year, profitability declined due to higher operating expenses associated with supporting transaction growth, including increased personnel, onboarding costs and other investments to expand capacity.

Our Technology business. Third-party revenue was $829,000 for the third quarter of 2025 compared to $785,000 for the same period in 2024. The increase primarily reflects the initial recognition of licensing fees from external users of our data and technology platform, representing the first quarter in which these third-party arrangements contributed to revenue. Adjusted EBITDA was $488,000 for the third quarter of 2025 compared to $152,000 in the same period of 2024. The improvement was primarily driven by the addition of a new third-party licensing revenue stream as well as improved operating leverage relative to total revenue.

Focusing on our Balance Sheet and Capital Allocation, we continue to actively manage our balance sheet in light of current real estate market conditions. We ended the quarter with $9.8 million in cash, which includes $6.5 million in proceeds received in September 2025 from our public stock offering. No share repurchases were made during the first nine months of 2025 under the Company's Authorized Stock Repurchase program. That concludes my remarks on the financial results.

I will now hand it back to Marco to share more on our strategic initiatives and outlook.

Marco Fregenal

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Thank you, Daniel. As Daniel highlighted, our financial performance this quarter reflects both the strength of our core business and the early benefits of our strategic initiatives. I would like to take a few minutes to discuss the broader housing market and our outlook for 2026.

The Residential Real Estate market is beginning to show early signs of recovery. One encouraging indicator is the narrowing spread between the 10-year treasury yield and the 30-year mortgage rate, which is currently around 205 basis points. Combined with the growing expectations over lower Federal Reserve rates and modest declines in home prices in some states, these factors point towards an improved affordability and a gradual reopening of the housing market.

We're also encouraged by the potential agreement in reopening of the government. Although thus far we have not seen a significant negative effect on the Real Estate industry, we believe that a prolonged government shutdown would have a negative effect in Q4. As affordability improves, we expect programs like START, Real Estate, and Elevate to gain significant momentum. Elevate in particular is a differentiator, helping agents boost productivity through integrated marketing, lead generation, and support services that tie directly into our Mortgage, Title, and Technology ecosystems. This program is already driving higher tax rates and incremental revenue across multiple lines of businesses.

Recent larger acquisitions in the market have created some uncertainty within the brokerage landscape and highlight the ongoing trend toward consolidation. The environment reinforces the need for brokerages to deliver exceptional value and elite service, areas where Fathom continues to lead through our agent-centric model and integrated platform. We anticipate that small brokerages will explore opportunities to merge with or partner with larger firms.

Now looking ahead in 2026, Fathom is well positioned to capitalize on these trends. Our priorities remain clear. First, to continue diversifying revenue streams with higher margin products and services. To expand flagship programs like Elevate and START. To strengthen attach rates across Mortgage and Title. And finally, to license our Technology platform to small brokerages and teams to scale efficiently and profitably. These initiatives combined with our commitment to discipline execution are expected to drive further margin expansion and position us to achieve operational cash flow break even by second quarter of 2026.

In short, momentum is building across our platform, and we are entering 2026 with confidence and focus. We see tremendous opportunity to build on our foundation, deepen agent engagement, and create long-term value for our shareholders.

Before we open the line for questions, I want to express my sincere gratitude to our team and partners for their relentless focus, to our agents for their trust and commitment, and to our shareholders for their continued support and their continued confidence in our vision.

With that, Operator, we're ready to take questions.

Operator

Thank you, sir. We will now be conducting a question-and-answer session. If you would like to ask a question, please press star, one on your telephone keypad. A confirmation tone will indicate your line is in the question queue. You may press star, two if you would like to remove your question from the queue. For participants using speaker equipment, it may be necessary to pick up your handset before pressing the star keys.

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Our first question will come from Dillon Heslin with Roth Capital Partners.

Dillon Heslin

Hey, thanks for taking my question. To start on IntelliAgent licensing, you talked about 18,000 brokerages you identified, I think. Could you sort of go into a bit more detail on your go-to-market strategy on that? How many are you potentially in talks with or have approached you?

Marco Fregenal

Yes, sure. Thank you, Dillon, for your question. Yes, there are approximately about 18,000 brokers between 25 and 500 agents. And we already—our go-to-market strategy really to start—we already built several different relationships across the industry over the last four or five years. We probably have relationships with a few hundred small brokers already. Also, through our partnership with LiveBy, LiveBy has approximately another 200 brokers as customers. So, when you combine all of this, you're looking at 300 to 400 of small brokers that we have a relationship with. So, we'll begin with those and then we'll continue marketing to all 18,000 and demonstrating our value proposition to them as we have done for my home group and sovereign partners as well. So, and we'll begin that—we already have begun that in terms of discussions, but that will accelerate in Q1 of next year.

Dillon Heslin

Thank you. And just as a follow-up, could you comment on attach rates this quarter? Then with START Real Estate, they seem to have quite high attach rates. What do you think is the possibility of—obviously you're trying to expand that, but keep the attach rates where they're at on that business as you take it into two more states and just scale?

Marco Fregenal

Yes. START is really a very interesting business. Randy, the owner, really created a process in which really holds the hand of a first-time buyer. For people who never bought a home, buying your first home is a rather complex process. My son just bought his—my younger son just bought his first home and even told me, “Dad, I can't even imagine how complex this is.” So, it is a complex process, and Randy has created a really hands-on operational process that does that. His attach rate is over 70%.

He currently is in Colorado. We already are expanding into three other states, and we believe that we'll be able to expand to every state in the country. We do anticipate attach rates to continue to be that high. And we've seen that because he already started in Utah and he's already seen that attach rate because really it's a byproduct of the process that he created. We're basically going to replicate that across the country and that's really his special sauce to run this program.

So to answer your question, we do anticipate significantly growing the program and we do anticipate to have attach rates over 70%. Having said that, we continue to improve the attachment rate for ELG across the country as well. And about 50% of the ELG business coming from Fathom and as ELG continues to grow, we continue to see that. And same thing with the Verus Title. So, I think the combination of what we have done with ELG and Verus combined with START Realty, I think overall we'll see attachment rates continue to grow next year and beyond.

Dillon Heslin

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Great. Thanks, Marco.

Marco Fregenal

Thank you, Dillon.

Operator

At this time, this concludes the question-and-answer session. Thank you for joining Fathom's third quarter earnings call. You may now disconnect.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.
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